Meteora Capital, LLC x Electriq Power Holdings, Inc.
This binding term sheet (the “Term Sheet”) dated as of November 14, 2023 summarizes the principal terms of a $500,000 lead investor PIPE commitment (“PIPE”) in equity securities of Electriq Power Holdings, Inc. (the “Company”) or any of its affiliates or any other person by Meteora Capital LLC or any of its affiliates (“Meteora”, “Seller” or “Sellers”) and an amendment (“FPA Equitization Amendment”) to the July 23, 2023 agreement (a “Forward Purchase Agreement”) with (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively referred to as “Seller”) for an OTC Equity Prepaid Forward Transaction entered into with TLG Acquisition One Corp., a Delaware corporation (“TLG”), and Electriq Power, Inc., a Delaware corporation (“Electriq”). It is anticipated that the parties will enter into definitive agreements containing the terms and conditions set forth herein and such other terms and conditions as are mutually agreed by the parties (the “Definitive Documentation”) but unless and until such Definitive Documentation is fully executed, upon the full execution of this binding Term Sheet, this Term Sheet shall constitute a valid and binding agreement between the Company and Seller provided that if the Definitive Documentation is not executed on or before November 30, 2023 (the “Termination Date”),which may be extended at the election of Meteora by written notice to Electriq, this Term Sheet shall terminate as of the Termination Date and be of no further force or effect. This Term Sheet does not constitute an offer by any person to sell or the solicitation by any person of an offer to buy any securities in the United States, Australia, Canada, New Zealand, the United Kingdom or any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Terms of the Offering (all amounts in USD)

Letter Agreement Waiver
•On June 28, 2023, TLG entered into a letter agreement (the “Letter Agreement”) with Meteora Capital, LLC (“Meteora”), pursuant to which Meteora was provided a right of first refusal to participate in future financings of TLG (excluding any equity line of credit arrangement) in an amount up to $50.0 million. The right lasts until June 28, 2026
•In connection with the FPA Equitization Amendment, Meteora waives any rights it has under the Letter Agreement and the Letter Agreement is deemed null and void upon execution of Definitive Documentation.

FPA Equitization Amendment Terms:
•Number of Shares equal to 3,785,686 shall be deemed free and clear of all obligations with respect to the Seller (including, but not limited to, Settlement and Optional Early Terminations) and removed from the Number of Shares.
•The Prepayment Shortfall shall be deemed repaid in full to Seller and no future Shortfall Sales shall be made.
•A Valuation Date will be deemed to have occurred. In lieu of Maturity Consideration owed to Seller:
oSeller to be issued 3,500,000 new consideration warrants (“Warrants”):
Exercisable for $0.001 at Seller's sole discretion; Electriq shall use commercially reasonable efforts to settle on a T+0 settlement basis but in no event more than on a T+1 basis
•Private warrants subject to re-sale/transfer rights in Seller’s sole discretion
•Immediately exercisable by Seller as Seller intends to make long sales of ELIQ shares and deliver notice no later than 4:30pm ET on sale date of exercise (“Exercise Notice”)
5-year life
oSeller restricted to exercising the number of Warrants equal to $3,500,000 in proceeds calculated as the product of (x) the VWAP of ELIQ on the date of exercise and (y) number of Warrants exercised by Seller (“Warrant Proceeds”)
oIf any Warrants remain unexercised upon $3,500,000 in Warrant Proceeds, the balance of Warrants shall be terminated
•Warrants to provide ELIQ with defined capped dilution (minimized with share price

Meteora Capital, LLC x Electriq Power Holdings, Inc.

appreciation)
•In the event of bankruptcy, reorganization, delisting event (“Event of Default”) where ELIQ fails to trade on a nationally recognized exchange, the balance of proceeds (calculated as $3,500,000 less any Warrant Proceeds) multiplied by 150% will be deemed to be a first-lien super senior secured obligation of the Company, subject to any liens granted to a lender(s) pursuant to any asset-backed lending facility entered into by the Company
•Customary registration rights and 19.99% ownership blocker limitations
•Upon issuance of the Warrants, the Forward Purchase Agreement shall terminate and Seller and Company shall be released from any and all liabilities or obligations thereunder

Meteora PIPE Commitment
•Meteora will make a $500,000 PIPE investment in the Company on terms pari-passu with other similar investors conditional on a minimum of $7,000,000 of total capital raised by ELIQ in any future capital raise
oThe PIPE investment shall be disclosed as a strategic investment by Meteora

Diligence and Legal Fees
The Company shall reimburse the Seller with up to $50,000 in documented legal and other expenses in connection with entering into the aforementioned Strategic PIPE and Equitization Commitment with $25,000 due upon execution of this Term Sheet

Governing Law	State of New York

Confidentiality and Exclusivity: Electriq will not disclose the terms contained herein to any other person or entity unless approved by Meteora. Following the execution of this Term Sheet, Electriq will not enter into an agreement with respect to or close a conflicting financing without prior written notice to Investor following the execution of this Term Sheet (“Term Sheet Termination Event”). Upon execution of the Term Sheet by Electriq, this Confidentiality and Exclusivity section shall be binding and the Investor shall have the right to pursue all remedies available to it at law or in equity with respect to this section including, without limitation, a decree of specific performance, injunctive relief and money damages. By executing this term sheet, Electriq and Meteora represent and warrant that this term sheet has been duly authorized, executed and delivered.
[SIGNATURES BELOW]

Meteora Capital LLC and its affiliates

By: /s/ Vikas Mittal _ _ _ _ _ _ _ Name: Vikas Mittal
Title: Managing Member

Electriq Power Holdings, Inc.

By: /s/ Frank Magnotti _ _ _ _ _ Name: Frank Magnotti
Title: Chief Executive Officer